Exhibit 99.1

Pacific Biosciences Appoints John F. Milligan to Board of Directors

Gilead Sciences Executive Recognized for Financial Leadership in Biotech Industry

MENLO PARK, Calif. — July 18, 2013 — Pacific Biosciences of California, Inc. (NASDAQ:PACB), provider of the PacBio® RS II DNA Sequencing System, today announced that John F. Milligan, Ph.D. has joined the Company’s Board of Directors. Dr. Milligan currently serves as President and Chief Operating Officer of Gilead Sciences.

Dr. Milligan joined Gilead Sciences in 1990 as a research scientist and was made Director of Project Management and Project Team Leader for the Gilead Hoffmann-La Roche Tamiflu® collaboration in 1996. In 2002, Dr. Milligan was appointed Chief Financial Officer. He was named Chief Operating Officer in 2007 and President in 2008.

Dr. Milligan was named “Bay Area CFO of the Year” in 2006 for companies with revenues greater than $500 million, and he was named the top biotechnology industry CFO in the United States by Institutional Investor magazine in 2006, 2007 and 2008. In 2008, Dr. Milligan joined the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization. Dr. Milligan is a Trustee of Ohio Wesleyan University. He received his BA from Ohio Wesleyan University, his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

“John is a prominent and well-respected figure in the biotechnology industry, and we are delighted to have him join our Board of Directors,” said Michael Hunkapiller, CEO and Chairman of the Board of Directors of Pacific Biosciences. “The combination of scientific and business expertise he brings will be a valuable addition to PacBio.”

Dr. Milligan commented: “I’m very pleased to join the Board of Pacific Biosciences, and I look forward to working with my fellow directors and the senior management team to further the company’s mission of delivering tools and technology that are helping to drive scientific and medical innovation.”

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers the PacBio® RS II DNA Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems. More information is available at www.pacb.com.

Contact:

For Pacific Biosciences:

Media:	Investors:
Nicole Litchfield	Trevin Rard
For Pacific Biosciences	Pacific Biosciences
415.793.6468	650.521.8450
nicole@bioscribe.com	ir@pacificbiosciences.com